EXHIBIT 10.4 — Schedule of Named Executive Officers Compensation
On December 16, 2008, the Compensation Committee of First Financial Corporation (the “Corporation”) set the 2009 annual base salaries of the named executive officers and approved the bonus amounts payable to the named executive officers for 2008. These amounts are set forth in the table below.

Name and Principal Position	2008 Bonus Award	2009 Base Salary
Donald E. Smith	$160,000	$602,775
President and Chairman of the Corporation; Chairman of First Financial Bank, NA

Norman L. Lowery	$150,000	$485,509
Vice Chairman, CEO and Vice President of the Corporation; President and CEO of First Financial Bank, NA

Michael A. Carty	$20,000	$194,327
CFO, Secretary and Treasurer of the Corporation; Senior Vice President and CFO of First Financial Bank, NA

Richard O. White	$12,000	$163,000
Senior Vice President of First Financial Bank, NA

Thomas S. Clary	$15,000	$161,976
Senior Vice President and CCO of First Financial Bank, NA